Exhibit 10.1

ALLOS THERAPEUTICS, INC.

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

MARC H. GRABOYES

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of June 2, 2010, by and between ALLOS THERAPEUTICS, INC., (the “Company”), and MARC H. GRABOYES (“Executive”) (collectively, the “Parties”).

WHEREAS, the Company wishes to continue to employ Executive and to assure itself of the continued services of Executive on the terms set forth herein;

WHEREAS, Executive wishes to be so employed under the terms set forth herein;

WHEREAS, Executive and the Company are parties to an Amended and Restated Employment Agreement (the “First Amended Agreement”) dated December 13, 2007;

WHEREAS, the Company and Executive desire to amend and restate the First Amended Agreement to implement certain changes regarding Executive’s severance and change in control benefits; and

WHEREAS, the Company and Executive intend that this Agreement shall supersede and replace the First Amended Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of Executive’s employment:

1.             EMPLOYMENT.  The Company hereby agrees to employ Executive as Senior Vice President, General Counsel and Secretary, and Executive hereby accepts such employment upon the terms and conditions set forth herein as of the date first written above.  Executive commenced employment with the Company on October 11, 2004.

2.             AT-WILL EMPLOYMENT.  It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of Executive’s employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing.  In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control.  This at-will status cannot be altered except in writing signed by Executive and the Chairman of the Board of Directors.

3.             DUTIES.  Executive shall render full-time services to the Company as its Senior Vice President, General Counsel and Secretary.  Executive shall report to the Company’s Chief Executive Officer.  Executive shall devote his best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company.  Of course, the Company reserves the right to modify Executive’s job duties and responsibilities as necessary.

4.             POLICIES AND PROCEDURES.  Executive agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.  Executive further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Executive.

5.             COMPENSATION.  For all services rendered and to be rendered hereunder, the Company agrees to pay to the Executive, and the Executive agrees to accept a base salary of $321,192 per annum. Any such salary shall be payable in equal biweekly installments and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Executive.  The Board of Directors may adjust the Executive’s compensation from time to time in its sole and complete discretion.

6.             BONUS.  Executive will be eligible to participate in the Company’s Corporate Bonus Plan, pursuant to which Executive will be eligible for an annual bonus award to be determined in accordance with the terms of the plan (“Annual Bonus”).  For 2010, Executive’s target bonus award under the Corporate Bonus Plan shall equal 50% of Executive’s actual base salary earned in 2010, weighted 60% to the achievement of the Company’s corporate objectives and 40% to the achievement of individual objectives determined by the Compensation Committee of the Company’s Board of Directors, in consultation with the Chief Executive Officer.  A copy of the Corporate Bonus Plan has been provided to Employee.

7.             Intentionally omitted.

8.             OTHER BENEFITS.  While employed by the Company as provided herein:

(a)           Executive and Employee Benefits.  The Executive shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in the 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Executive from time to time at the Company’s discretion.

(b)           Out-of-Pocket Expense Reimbursement.  The Executive shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.

(c)           Personal Time Off.  The Executive shall be entitled to personal time off and sick leave according to the Company’s benefits package.

9.             PROPRIETARY AND OTHER OBLIGATIONS.  Executive has signed and agrees to comply with the Company’s standard form of Employee Confidentiality and Inventions Assignment Agreement (“Confidentiality Agreement”) as a condition of his continued employment by the Company.

10.          TERMINATION.  Executive and the Company each acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

(a)           Termination by Death or Disability.  Subject to applicable state or federal law, in the event Executive shall die during the period of his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Executive’s inability to carry out his job responsibilities for a continuous period of more than three months, Executive’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Executive has failed to carry out his job responsibilities for three months, except that the Company shall pay Executive’s estate any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any unvested stock options and/or other stock awards shall cease on the date of termination.

(b)           Voluntary Resignation by Executive.  In the event Executive voluntarily terminates his employment with the Company (other than for Good Reason (as defined below)), the Company’s obligation to make payments hereunder shall cease upon such termination, except that the Company shall pay Executive any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any unvested stock options and/or other stock awards shall cease on the date of termination.

(c)           Termination for Just Cause.  In the event the Executive is terminated by the Company for Just Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Executive of written notice of such termination (the “date of termination” for purposes of this paragraph 10(c)), except that the Company shall pay Executive any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any unvested stock options and/or other stock awards shall cease on the date of termination.

(d)           Termination by the Company without Just Cause Or Resignation for Good Reason (Other Than Change in Control).  The Company shall have the right to terminate Executive’s employment with the Company at any time without Just Cause.  In the event Executive is terminated by the Company without Just Cause or Executive resigns for Good Reason (other than in connection with a Change in Control (as defined below)), and upon the execution of a full general release by Executive (“Release”) within 60 days following the date of termination, in the form attached hereto as Exhibit A, releasing all claims known or unknown that Executive may have against the Company as of the date Executive signs such release, and upon the written acknowledgment of his continuing obligations under the Confidentiality Agreement, Executive shall be entitled to receive the following severance benefits:  (i) continuation of Executive’s base salary, then in effect, for a period of twelve (12) months following the date of temrination, paid on the same basis and at the same time as previously paid; (ii) payment of any accrued but unused vacation and sick leave; and (iii) the Company shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of twelve (12) months following the date of termination; provided, however, that (a) the Company shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the termination without Just Cause or resignation for Good Reason and (b) the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive.  Vesting of any unvested stock options and/or other stock awards shall cease on the date of termination.

(e)           Change in Control Severance Benefits.  In the event that the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Just Cause or Executive resigns for Good Reason within one (1) month prior to or twelve (12) months following the effective date of a Change in Control (“Change in Control Termination”), and upon the execution of a Release, Executive shall be entitled to receive the following Change in Control severance benefits:  (i) a lump-sum cash payment in an amount equal to (A) 1.5 times Executive’s annual base salary then in effect, plus (B) 1.5 times the greater of (1) Executive’s annualized target bonus award for the year in which Executive’s employment terminates or (2) the Annual Bonus amount paid to Executive in the immediately preceding year; (ii) payment of any accrued but unused vacation and sick leave; (iii) payment of Executive’s target bonus award for the year in which Executive’s employment terminates, prorated through the date of the Change in Control Termination; (iv) the Company (or any surviving or acquiring corporation) shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of eighteen (18) months following a Change in Control Termination; and (v) the Company (or any surviving or acquiring corporation) shall pay the costs of outplacement assistance services from an outplacement agency selected by Executive for a period of nine (9) months following a Change in Control Termination, up to maximum of $11,250 in aggregate; provided, however, that (a) the Company (or any surviving or acquiring corporation) shall pay premiums for Executive’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Change in Control Termination and (b) the Company’s (or any surviving or acquiring corporation’s) obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive.  Executive agrees that the Company’s (or any surviving or acquiring corporation’s) payment of health insurance premiums will satisfy its obligations under COBRA for the period provided.  No insurance premium payments will be made following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer.  For the balance of the period that Executive is entitled to coverage under federal COBRA law, if any, Executive shall be entitled to maintain such coverage at Executive’s own expense.

In addition, notwithstanding anything contained in Executive’s stock option and/or other stock award agreements to the contrary, in the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Just Cause or Executive resigns for

Good Reason within one (1) month prior to or twelve (12) months following the effective date of a Change in Control, and any surviving corporation or acquiring corporation assumes Executive’s stock options and/or other stock awards, as applicable, or substitutes similar stock options or stock awards for Executive’s stock options and/or other stock awards, as applicable, in accordance with the terms of the Company’s equity incentive plans, then (i) the vesting of all of Executive’s stock options and/or other stock awards (or any substitute stock options or stock awards), as applicable, shall be accelerated in full and (ii) the term and the period during which Executive’s stock options may be exercised shall be extended to twelve (12) months after the date of Executive’s termination of employment; provided, that, in no event shall such options be exercisable after the expiration date of such options as set forth in the stock option grant notice and/or agreement evidencing such options.

(f)            Legal Costs.  In the event Executive institutes and prevails in litigation regarding the validity or enforceability of, or liability under, any material provision of this Section 10 or any guarantee of performance thereof, the Executive shall be entitled to payment of his reasonable attorneys fees and expenses by the Company.

11.          DEFINITIONS.

(a)           Just Cause.  As used in this Agreement, “Just Cause” shall mean the occurrence of one or more of the following: (i) Executive’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Executive’s participation in a fraud or act of dishonesty against the Company; (iii) Executive’s intentional and material damage to the Company’s property; (iv) material breach of Executive’s employment agreement, the Company’s written policies, or the Confidentiality Agreement that is not remedied by Executive within fourteen (14) days of written notice of such breach from the Board of Directors; or (v) conduct by Executive which demonstrates Executive’s gross unfitness to serve the Company as Senior Vice President, General Counsel and Secretary, as determined in the sole discretion of the Board of Directors.  Executive’s physical or mental disability or death shall not constitute cause hereunder.

(b)           Good Reason.  As used in this Agreement, “Good Reason” shall mean any one of the following events which occurs without Executive’s consent on or after the commencement of Executive’s employment provided that Executive has first provided written notice to any member of the Board (or the surviving corporation, as applicable) of the occurrence of such event(s) within 90 days of the first such occurrence and the Company (or surviving corporation) has not cured such event(s) within 30 days after Executive’s written notice is received by such member of the Board (or by the surviving corporation):  (i) a reduction of Executive’s then existing annual salary base or annual bonus target by more than ten percent (10%), unless the Executive accepts such reduction or such reduction is done in conjunction with similar reductions for similarly situated employees of the Company (it being understood that, solely for purposes of this paragraph 11(b), such a reduction in the annual bonus target not accepted by Executive is considered a material breach of this Agreement); (ii) any request by the Company (or any surviving or acquiring corporation) that the Executive relocate to a new principal base of operations that would increase Executive’s one-way commute distance by more than thirty-five (35) miles from his then-principal base of operations, unless Executive accepts such relocation opportunity; or (iii) for purposes of Section 10(e) only, if, following a Change in Control, Executive’s benefits and responsibilities are materially reduced, or Executive’s base compensation or annual bonus target are reduced by more than 10%, in each case, by comparison to the benefits, responsibilities, base compensation or annual bonus target in effect immediately prior to such reduction (it being understood that, solely for purposes of this paragraph 11(b), the aforementioned reductions in the annual bonus target or benefits are considered a material breach of this Agreement).

(c)           Change in Control.  As used in this Agreement, a “Change in Control” is defined as: (a) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company’s assets to a majority-owned subsidiary corporation); (b) a merger or consolidation in which the Company is not the surviving corporation (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the Company); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

12.          TERMINATION OF COMPANY’S OBLIGATIONS.  Notwithstanding any provisions in this Agreement to the contrary, the Company’s obligations, and Executive’s rights pursuant to Sections 10(d) and 10(e) herein, regarding salary continuation and the payment of COBRA premiums, shall cease and be rendered a nullity immediately should Executive fail to comply with the provisions of the Confidentiality Agreement or if Executive directly or indirectly competes with the Company.

13.          CODE SECTION 409A COMPLIANCE.  To the extent any payments or benefits pursuant to Section 10 above (a) are paid from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, (c) represent the reimbursement or payment of costs for outplacement services, such payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and to qualify for the exception from deferred compensation pursuant to Section 1.409A-1(b)(9)(v)(A); and (d) are in excess of the amounts specified in clauses (a), (b) and (c) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after Executive’s separation from service if Executive is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service. In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period Executive shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

14.          PARACHUTE TAXES.

(a)           The following terms shall have the meanings set forth below for purposes of this Section 14:

(i)            “Accounting Firm” means a certified public accounting firm chosen by the Company.

(ii)           “After-Tax” means after taking into account all applicable Taxes and Excise Tax.

(iii)         “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iv)          “Payment” means any payment, distribution or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v)            “Safe Harbor Amount” means 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(vi)          “Taxes” means all federal, state, local and foreign income, excise, social security and other taxes, other than the Excise Tax, and any associated interest and penalties.

(b)           If any Payment due Executive is subject to the Excise Tax, then such Payment shall be adjusted, if necessary, to equal the greater of (x) the Safe Harbor Amount or (y) the Payment, whichever results in such Executive’s receipt, After-Tax, of the greatest amount of the Payment. The reduction of Executive’s Payments pursuant to this Section 14, if applicable, shall be made by first reducing the acceleration of Executive’s stock option vesting (if any), and then by reducing the payments under Section 10(e)(v), (iv), (ii), (iii) and (i), in that order, unless an alternative method of reduction is elected by Executive, subject to approval by the Company, and in any event shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Accounting Firm as of the date of the Change in Control for purposes of Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.

(c)           All determinations required to be made under this Section 14, including whether and in what manner any Payments are to be reduced pursuant to the second sentence of Section 14(b), and the assumptions to be utilized in arriving at such determinations, shall be made by the Accounting Firm, and shall be binding upon the Company and Executive, except to the extent the Internal Revenue Service or a court of competent jurisdiction makes an inconsistent final and binding determination. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after receiving notice from Executive that there has been a Payment or such earlier time as may be requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

15.          MISCELLANEOUS.

(a)           Taxes.  Except as specifically set forth herein, Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefits provided by the Company pursuant to this Agreement.

(b)           Modification/Waiver.  This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same.  No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any agreement contained in the Agreement.

(c)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(d)           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

(e)           Notices.  All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner.  Executive promptly shall notify Company of any change in Executive’s address.  Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(f)            Governing Law; Personal Jurisdiction and Venue.  This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado.  The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to a Colorado court’s exercise of personal jurisdiction.  The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of Colorado.

(g)           Entire Agreement.  This Agreement, together with the other agreements and exhibits specifically referenced herein, including the Company’s Corporate Bonus Plan and the Confidentiality Agreement, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Executive by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof, including the First Amended Agreement.  No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(h)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have each duly executed this AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the day and year first above written.

ALLOS THERAPEUTICS, INC.

/s/ Paul L. Berns

By:	Paul L. Berns
Its:	President and Chief Executive Officer

Address:	11080 CirclePoint Road
Westminster, CO 80020

EXECUTIVE:

/s/ Marc H. Graboyes
Marc H. Graboyes

Address:

EXHIBIT A

RELEASE AGREEMENT

I understand that my position with Allos Therapeutics, Inc. (the “Company”) terminated effective                       ,            (the “Separation Date”).  The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance or consulting benefits pursuant to the terms of the Employment Agreement (the “Agreement”) between myself and the Company, and any agreements incorporated therein by reference.  I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release.  This general release includes, but is not limited to:  all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation.  Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company.

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Effective Date”).

Agreed:

ALLOS THERAPEUTICS INC.	MARC H. GRABOYES

By:

Name:

Title:

Date:	Date: